EXHIBIT 10.1

July 10, 2006

Michael Tansey, BSc, MB ChB, MD, FFPM
7651 Country Club Drive
La Jolla, CA 92037

Dear Mike:

On behalf of La Jolla Pharmaceutical Company, I am pleased to offer you the position of Chief Medical Officer. This position will report to Deirdre Gillespie, M.D. in her position as President & CEO. Your start date will be Monday, July 17, 2006. Upon joining the Company, as a regular, part-time, exempt employee on your date of hire, La Jolla Pharmaceutical Company will provide you with a biweekly salary of $7,673.08 ($199,500.00 annualized figure). This figure is based on our mutually agreed part time schedule of 65% and is subject to change should there be a modification to this agreement. Your compensation will be payable biweekly less payroll deductions and all required withholdings, effective on your start date. In addition to your regular salary, you will be eligible to receive a target bonus of up to 35% of your base salary, with any bonus for year 2006 being prorated. This bonus will be determined by the achievement of goals tied to your position and the achievement of overall Corporate goals and is subject to approval by the Company’s Board of Directors.

In addition, La Jolla Pharmaceutical Company’s management will recommend to the Board of Directors that the Company grant you an incentive stock option to buy 113,000 shares of LJP common stock in accordance with the Company’s current stock option plan.

Furthermore, La Jolla Pharmaceutical Company agrees to pay you $9,600.00 per year employed for supplemental medical coverage. As a condition, you will decline the company’s medical plan during open enrollment periods. La Jolla Pharmaceutical Company further agrees to reimburse up to $2,500.00 per month for expenses actually and reasonably incurred by you for temporary housing for a maximum period of six months from your start date or until such time as you obtain permanent housing, whichever is earlier, as long as you are employed by the Company.

You will be eligible for the Company’s vacation, sick leave, holidays, 401k, medical, dental and vision benefits on your start date. Details about these and other employee benefit plans are available for your review.

As a La Jolla Pharmaceutical Company employee, you will be expected to abide by the Company’s rules, policies and regulations, in accordance with our standard employment practices. Prior to employment, you will be required to sign an agreement covering the Company’s Invention and Confidential Information. This offer will also be contingent upon the successful completion of LJP’s background screening process.

You may terminate your employment with La Jolla Pharmaceutical Company at any time and for any reason whatsoever, simply by notifying La Jolla Pharmaceutical Company. Likewise, La Jolla Pharmaceutical Company may terminate your employment or change your employment status at any time whatsoever, with or without cause or advance notice. Since La Jolla Pharmaceutical Company’s standard policy does not provide for agreements guaranteeing employment for any specific period of time, this offer is not intended to be construed as an employment contract or a guarantee of benefits.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. Please see the attached Employment Eligibility Verification for a list of acceptable documents you will need to provide upon within three (3) days of date of hire.

To accept this offer of employment under the terms described above, please sign the enclosed Invention and Confidential Information Agreement and one copy of this letter and return them to me at La Jolla Pharmaceutical Company.

Should you have any questions, please do not hesitate to call. We look forward to having you join our organization and are confident that this will result in a mutually advantageous relationship.

Please note that if this offer is not accepted in writing as of Monday, July 17, 2006 at 5:00 p.m. Pacific Standard Time, it will become null and void.

Sincerely,

/s/ Deirdre Gillespie
Deirdre Gillespie, MD
President & CEO

/s/ Michael Tansey	7/14/06

Michael Tansey, BSc, MB ChB, MD, FFPM	Date

Enclosures